New World Fund, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$133,041
Class B	$2,385
Class C	$6,605
Class F1	$15,617
Class F2	$6,840
Total	$164,488
Class 529-A	$4,940
Class 529-B	$217
Class 529-C	$609
Class 529-E	$211
Class 529-F1	$232
Class R-1	$262
Class R-2	$1,910
Class R-3	$3,170
Class R-4	$2,688
Class R-5	$7,121
Class R-6	$3,867
Total	$25,227

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5680
Class B	$0.2641
Class C	$0.3349
Class F1	$0.6012
Class F2	$0.7155
Class 529-A	$0.5724
Class 529-B	$0.2550
Class 529-C	$0.2956
Class 529-E	$0.4669
Class 529-F1	$0.6494
Class R-1	$0.3455
Class R-2	$0.2938
Class R-3	$0.4863
Class R-4	$0.6237
Class R-5	$0.6965
Class R-6	$0.6833

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	243815
Class B	8620
Class C	21019
Class F1	30340
Class F2	11521
Total	315315
Class 529-A	9511
Class 529-B	843
Class 529-C	2305
Class 529-E	501
Class 529-F1	409
Class R-1	848
Class R-2	6857
Class R-3	7205
Class R-4	4584
Class R-5	10549
Class R-6	5380
Total	48992

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$48.84
Class B	$47.99
Class C	$47.43
Class F1	$48.53
Class F2	$48.87
Class 529-A	$48.55
Class 529-B	$47.65
Class 529-C	$47.61
Class 529-E	$48.24
Class 529-F1	$48.56
Class R-1	$47.50
Class R-2	$47.54
Class R-3	$48.33
Class R-4	$48.70
Class R-5	$48.98
Class R-6	$48.91